Exhibit 99.1

Aikido Pharma Secures Early Interest in Next Generation Radiotherapy

Currently in Human Phase 2 Trials for Treatment of Prostate Cancer

NEW YORK, February 1, 2021 /PRNewswire/ -- AIkido Pharma Inc. (Nasdaq: AIKI) (“AIkido” or the “Company”) today announced that the Company executed a Two Million Dollar Convertible Promissory Note Purchase Agreement with Convergent Therapeutics, Inc., securing an early investment in Convergent. Convergent has exclusive rights to technology related to next generation radiopharmaceutical therapy for prostate cancer that is covered by multiple issued U.S. and foreign patents.

Convergent is currently conducting advanced human trials relating to prostate cancer treatments involving peptide receptor radionuclide therapy (“PRRT”) that targets the prostate-specific membrane antigen (“PSMA”) present on prostate cancer cells. The technology was developed under the direction of Dr. Neil Bander, Professor of Urologic Oncology at Weill Cornell Medicine.

The key component of Convergent’s PRRT prostate cancer therapy is its proprietary drug, CONV 01-α, a monoclonal antibody conjugated with 225Ac, a radioactive alpha particle emitter. The function of CONV 01-α is unique in that it not only binds specifically to the PSMA receptor on prostate cancer cells, but also stimulates the internalization of the receptor along with itself and its powerful radioactive payload directly into tumor cells. Convergent is presently conducting two sets of human clinical trials using CONV 01-α as a single agent treatment for prostate cancer. The first is a Phase 1a/2a Single Ascending Dose Trial of CONV 01-α and the results are expected to be released in Q2 2021. In August of 2020, Convergent began a second Phase 1b/2a trial to test the efficacy of multiple ascending doses of CONV 01-α. If FDA approved, CONV 01-α would be the first antibody drug approved to direct a radioisotope into prostate cancer cells, and the first drug approved for the use of 225Ac in cancer treatment.

Leveraging the ability of CONV 01-α to internalize the PSMA receptor along with molecules bound to it, Convergent has also developed a proprietary dual therapy by adding a second molecule that specifically binds to PSMA and also contains a radioactive isotope. Convergent has identified certain small molecules that bind to PSMA, but at a different epitope than does CONV 01-α, and therefore do not interfere with the binding of CONV 01-α or its ability to internalize PSMA. The result is that two different radioactive drugs are internalized directly into prostate cancer cells. Importantly, Convergent identified small molecules, with a current focus on the molecule PSMA I&T, that have different biodistributions in the body than does CONV 01-α, so as to reduce additive damage from using two radioactive agents. PSMA I&T is a molecule routinely used clinically to perform imaging to show the presence and distribution of PSMA in a prostate cancer patient. Preliminary animal data using this proprietary dual action PRRT indicate that the two molecules administered together act in a truly synergistic fashion, i.e., the effect of using both drugs together is significantly higher than the expected additive effects of using each separately.

Convergent now has approval to begin human trials using CONV 01-α and PSMA I&T in a dual therapy, which are anticipated to begin in February of 2021. In these trials, Convergent will test PSMA I&T containing either 177Lu, a beta particle emitter, or 225Ac, the same alpha emitter in CONV 01-α. Convergent has approval to perform the three human trials listed below for this dual therapy, anticipated to begin in February of 2021:

(1) a Phase 1b/2a with the combination of CONV 01-α and PSMA I&T-β;

(2) a Phase 2b with the combination of PSMA I&T-β ± CONV 01-α, and

(3) a Phase 1b/2a with PSMA I&T-α ± CONV 01-α (i.e., both drugs with 225Ac, the α-particle emitter).

Another company is currently studying PSMA I&T-β, containing 177Lu, and has just completed a phase 3 trial in prostate cancer. Separately, Novartis is pursuing FDA approval for another 177Lu-small molecule drug for prostate cancer treatment, designated 177Lu-PSMA-617, which also binds PSMA. Novartis has recently completed a phase 3 registration trial for treatment of metastatic castration-resistant prostate cancer (mCRPC), a form of advanced prostate cancer. Like PSMA I&T-β, Novartis’s 177Lu-PSMA-617 may also be a promising candidate for use with CONV 01-α in the proprietary dual PRRT therapy.

Anthony Hayes, CEO of Aikido, stated, “This is by far the most advanced technology in which the Company has participated. The first of the human trials is wrapping up, with data to be reported shortly, and with the remaining trials either underway or scheduled to begin imminently. Participation in this advanced work represents a major and potentially transformative step for the Company and we are honored to be a part of it. I optimistically anticipate the first of the results to be released next quarter. We will update our shareholders as soon as the data is released.”

About AIkido Pharma Inc.

AIkido Pharma Inc. was initially formed in 1967 and is a biotechnology company with a diverse portfolio of small-molecule anti-cancer therapeutics. The Company's platform consists of patented technology from leading universities and researchers and we are currently in the process of developing an innovative therapeutic drug platform through strong partnerships with world renowned educational institutions, including The University of Texas at Austin and Wake Forest University. Our diverse pipeline of therapeutics includes therapies for pancreatic cancer, acute myeloid leukemia (AML) and acute lymphoblastic leukemia (ALL). In addition, we are constantly seeking to grow our pipeline to treat unmet medical needs in oncology. The Company is also developing a broad-spectrum antiviral platform that may potentially inhibit replication of multiple viruses including Influenza, SARS-CoV (coronavirus), MERS-CoV, Ebolavirus and Marburg virus.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the SEC, not limited to Risk Factors relating to its business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Investor Relations: Hayden IR Brett Maas, Managing Partner Phone: (646) 536-7331 Email: brett@haydenir.com www.haydenir.com	AIkido Pharma Inc.: Phone: 212-745-1373 Email: investorrelations@aikidopharma.com www.aikidopharma.com